CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of FormulaFolios US Equity Portfolio, a series of Northern Lights Fund Trust II, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

November 18, 2015